Exhibits 8.1 and 23.1

February 28, 2006

J.P. Morgan Acceptance Corporation I
270 Park Avenue
New York, New York 10017

Re:

J.P. Morgan Acceptance Corporation I.,

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for J.P. Morgan Acceptance Corporation I, a Delaware corporation (the “Company”), in connection with the offering of the Company’s Asset-Backed Pass-Through Certificates, Series 2006-HE1 (the “Certificates”), pursuant to a prospectus dated August 25, 2005, as supplemented by a prospectus supplement dated February 24, 2006 (the “Base Prospectus,” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).  A registration statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-127020) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on August 18, 2005.  As set forth in the Prospectus, the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of February 1, 2006  (the “Pooling Agreement”), among the Company, as depositor, J.P. Morgan Mortgage Acquisition Corp., as seller (the “Seller”), JPMorgan Chase Bank, National Association, as servicer and as securities administrator (the “Servicer” and the “Securities Administrator”, respectively),  Pentalpha Surveillance LLC, as trust oversight manager (the “Trust Oversight Manager”) and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined a form of the Pooling Agreement, forms of the Certificates, the Prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents.  As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

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The advice below was not written to be used, is not intended to be used and cannot be used by any taxpayer for purposes of avoiding United States federal income tax penalties that may be imposed.  The advice is written to support the promotion or marketing of the transaction addressed in this opinion.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

We are providing the foregoing disclaimer to satisfy obligations we have under Circular 230, governing standards of practice before the Internal Revenue Service.

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Based upon the foregoing, we are of the opinion that:

 (i)

Under existing law, assuming compliance with all provisions of the Pooling Agreement, for federal income tax purposes, each segregated pool of assets for which the Pooling Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each of the Certificates, other than the Residual Certificates, will evidence ownership of “regular interests” in a REMIC within the meaning of the Code; and each Residual Certificate will be considered to represent the sole class of “residual interest” in one or more REMICs within the meaning of Section 860G(a)(2) of the Code established under the Pooling Agreement.

(ii)

The statements contained under the caption “Material Federal Income Tax Consequences” in the Base Prospectus and “Material Federal Income Tax Consequences” in the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America.

We hereby consent to the filing of this letter and to the references to this firm under the heading “Material Federal Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

McKee Nelson LLP